ISC8 Transforms Into a Pure Play Global Cybersecurity Company

100% focused on addressing the challenges of global cyber threats

COSTA MESA, CALIFORNIA – March 19, 2013 – ISC8Inc. (OTCBB:ISCI.OB, “ISC8” or the “Company”), a provider of intelligent cybersecurity solutions, today announced that its Board of Directors has approved the spinoff of its Government-focused businesses, including the Secure Memory Systems, Cognitive Systems, and Microsystems business units.  John Carson, who originally founded these businesses, has resigned from all of his positions with ISC8, and has formed a separate employee owned Delaware Corporation under the previous name, Irvine Sensors Corporation to further these businesses.  ISC8 will continue to own the associated IP assets, and will license them under terms and conditions to be negotiated as appropriate.  The move leaves ISC8 as a global standalone Cybersecurity Company.

“This move completes our transformation to a pure play, global cybersecurity company, which is focused only on the rapidly growing market for adaptive cybersecurity products and solutions said Bill Joll, President and CEO of ISC8, Inc.  “We continue to see significant opportunities within our three leading cybersecurity solutions that address the key cybersecurity issues facing corporate enterprises, service providers and targeted government networks including support of the Government’s Cyber 3.0 framework.”

“The Board's decision represents a significant transition for ISC8, allowing management to channel all its resources into the commercialization of our valuable portfolio of cyber security solutions,” said Seth Hamot, Chairman of ISC8, Inc. “These opportunities exist now, irrespective of the level of federal funding, because the problems that our products solve exist now and are increasing daily.  Many large private-sector firms along with prime contractors will be testing the Cyber NetFalcon and Cyber adAPT in the first half of 2013.  We wanted to ensure that ISC8’s sole focus is on satisfying these clients, setting a new standard for the cyber security industry.”

ISC8 offers its state of the art cybersecurity solutions for commercial and government clients, including its:

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Cyber NetFalcon, Big Data analytics used to detect and track down malware perpetrators in real time,

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Cyber NetControl, aimed at service providers and selected enterprises to provide internet content control, and

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Cyber adAPT, a universal Advanced Persistent Threat (APT) solution using signature-less technology to detect advanced nation state and other sophisticated malware attacks at speeds of 10Gbps and above.

ISC8 recently acquired key assets of Bivio Networks, which enhanced the Company's capabilities to provide advanced products and technologies in Security Intelligence, Incident Response, and Content Control. ISC8 has also established an advanced Malware Research Team (MRT), an elite group of network security experts who identify and assess the latest malware threats, and enhance the ability of the Company's Cyber adAPT product to meet those challenges in detecting advanced threats.

About ISC8

ISC8 is actively engaged in the development and sale of intelligent cybersecurity solutions for commercial and government environments worldwide. ISC8’s Cyber products are aimed at detecting next-generation malware and Advanced Persistent Threats (APTs). ISC8 provides hardware, software and service offerings for Malware Threat Detection. ISC8 is a global company includes resources in Europe, Middle East, and Asia Pacific. For more information about ISC8 visit www.isc8.com.

ISC8 Statement Under the Private Securities Litigation Reform Act

This release may contain information about future expectations, plans and prospects of ISC8's management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, competitive forces, general economic, market or business conditions, the effects of any attempts to intentionally disrupt our services or network by hackers or others, changes in ISC8's technologies such that they are no longer inter-operable, failure of customers to adopt, or delays in their adoption of, ISC8 products or services discussed above, and other factors, most of which are beyond ISC8's control, as well as those discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

ISC8 Press/Media Relations

Investor Relations

Media Relations

Director of Marketing

MKR Group, Inc.

Calysto Communications

Suzanne Yaeger

Todd Kehrli or

Lizbeth Dison

214.234.9338 x8116

Jim Byers

404.266.2060, 519

press@isc8.com

323.468.2300

ldison@calysto.com

www.isc8.com

ISCI@mkr-group.com